Exhibit 5.2

[Buchanan Ingersoll & Rooney PC Letterhead]

November 7, 2011

EQT Corporation

EQT Plaza, 625 Liberty Avenue, Suite 1700

Pittsburgh, PA 15222-3111

Attention:  Lewis B. Gardner

Re:                 EQT Corporation 4.875% Senior Notes due 2021

Ladies and Gentlemen:

We have acted as special counsel to EQT Corporation, a Pennsylvania corporation (the “Company”), in connection with the registration of $750,000,000 aggregate principal amount of its 4.875% notes due 2021 (the “Notes”) under a Registration Statement on Form S-3 (333-171068) filed on December 9, 2010 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes were offered for sale pursuant to the base prospectus accompanying the Registration Statement, as supplemented by a prospectus supplement relating to the Notes dated November 2, 2011 (the base prospectus, the prospectus supplement and any amendments thereto, collectively, the “Prospectus”).  The Notes are to be issued under the Indenture, dated as of March 18, 2008 (the “Base Indenture”), between Equitable Resources, Inc., a Pennsylvania corporation (the “Predecessor”) and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of November 7, 2011 (the “Fourth Supplemental Indenture”), between the Company and the Trustee (together, the “Indenture”).   The Company assumed the obligations of the Predecessor under the Base Indenture pursuant to a Second Supplemental Indenture, dated as of June 30, 2008, among the Company, the Predecessor and the Trustee (the “Second Supplemental Indenture”).

In connection with rendering the opinions set forth below, we have examined the Registration Statement, the Prospectus contained therein, the Indenture, the Company’s Restated Certificates Articles of Incorporation and the bylaws, and resolutions adopted by the Company’s boards of directors.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Predecessor and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  We have also made such other investigation as we have deemed appropriate.

Based upon the foregoing, we are of the opinion that:

1.      The Company is validly existing and validly subsisting as a corporation under the laws of the Commonwealth of Pennsylvania, with the corporate power and authority to execute and deliver the Indenture and the Notes.

2.      The Company has taken all necessary corporate action to authorize the execution and delivery of the Indenture and the Notes and to perform its obligations thereunder.

The opinions set forth above are subject to the following qualifications, exclusions and limitations:

(a) We express no opinion with respect to the execution, delivery, validity, binding effect or enforceability of any of the Indenture and the Notes.

(b) Our opinions are limited to the laws of the Commonwealth of Pennsylvania, and we do not express any opinion concerning any other law. Without limiting the generality of the foregoing, we express no opinion with respect to any securities laws or regulations.

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to the filing of this opinion as Exhibit 5.2 to a Current Report on Form 8-K on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company, may rely upon this opinion with respect to matters set forth herein that are governed by Pennsylvania law for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement.

The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein.

Very truly yours,

BUCHANAN INGERSOLL & ROONEY PC

By:	/s/ Lewis U. Davis, Jr.
Name: Lewis U. Davis, Jr.
Assistant Vice President - Opinions